Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is dated as of May 28, 2013 and is entered into between Endurance Specialty Holdings Ltd. (the “Company”), and John R. Charman (the “Executive”).

WHEREAS, the Company desires to enter into this Agreement in order to embody the terms of the Executive’s employment with the Company and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE I.

Definitions

As used in this Agreement, the following capitalized terms shall have the meanings set forth in this Article I. Terms used in this Agreement and not otherwise defined shall have the meaning set forth in the Companies Act 1981 of Bermuda.

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Business” shall mean the brokerage, underwriting, advising or consulting of or with respect to any line of insurance or reinsurance underwritten by the Company or any of its subsidiaries or affiliates as an insurer or reinsurer during the Term.

1.3 “Cause” shall mean:

(a) any intentional act of fraud, embezzlement or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder

(b) the Executive’s admission or conviction of, or plea of nolo contendere to either, (i) any felony or (ii) a misdemeanor involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(c) any gross negligence or willful misconduct of the Executive resulting in a demonstrable and material economic loss to the Company or any of its subsidiaries or affiliates;

(d) any willful breach by the Executive of any one or more of the covenants contained in Section 5.2, 5.3, 5.4 or 5.5 hereof, provided the Executive has received 15 calendar days’ prior written notice of such breach in accordance with Section 7.3 of this Agreement and has failed to remedy the breach in that 15 day period; or

(e) any willful and material violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries or affiliates resulting in a demonstrable and material economic loss to the Company or any of its subsidiaries.

For the purposes of determining Cause, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

1.4 “Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding ordinary shares, par value $1.00 per share, of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors pursuant to the Bye-Laws of the Company (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition of Change in Control; provided, further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Ordinary Shares or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board within a 24 month period; provided, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, amalgamation, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 55% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company.

1.5 “Change in Control Period” shall mean the period commencing three months prior to the date of a Change in Control and ending on the first annual anniversary of the date of a Change in Control.

1.6 “Confidential Information” shall mean any confidential or proprietary information, trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its divisions, subsidiaries or affiliates, or that the Company or any of its divisions, subsidiaries or affiliates may have received belonging to suppliers, customers or others who do business with the Company or any of its divisions, subsidiaries or affiliates.

1.7 “Date of Separation from Service” shall mean the following:

(a) if the Executive’s employment is terminated for Cause, the date specified in the Notice of Separation from Service;

(b) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

(c) if the Executive’s employment is terminated for Disability, 15 calendar days after the Notice of Separation from Service is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 15 calendar day period);

(d) if the Executive’s employment is terminated by the Executive with Good Reason, 30 calendar days after the Notice of Separation from Service is given (provided that the Company shall not have cured the event giving rise to the Executive’s right to separation from service for Good Reason during such 30 calendar day period);

(e) if the Executive’s employment is terminated by the Company by delivery of a notice of non-renewal of this Agreement pursuant to Section 3.1 , such Renewal Date; and

(f) if the Executive’s employment is terminated by the Executive or the Company for any other reason, the date specified in the Notice of Separation from Service, which shall (subject to section 6.1(d)) not be less than 14 calendar days nor more than 30 calendar days from the date such Notice of Separation from Service is given.

1.8 “Disability” shall mean any condition which (i) prevents the Executive from substantially performing his duties under this Agreement for a period of at least 120 consecutive days, or 180 non-consecutive days within any 365-day period, and (ii) causes the Executive to become eligible for the Company’s long-term disability plan.

1.9 “Good Reason” shall mean,

(a) a material diminution in the Executive’s Base Salary;

(b) the assignment to the Executive of duties materially inconsistent with the Executive’s position as Chairman and Chief Executive Officer of the Company or a material reduction in the Executive’s authorities or responsibilities as Chairman and Chief Executive Officer of the Company;

(c) the Executive is required to report to a corporate officer or employee instead of reporting directly to the Board;

(d) a material change in the geographic location at which the Executive must perform his services on behalf of the Company;

(e) a material breach by the Company of its obligations under the Restricted Share Agreement or the Option Agreement or a termination of the Restricted Share Agreement under section 11(d) of that Agreement or the termination of the Option Agreement under section 10(e) of that Agreement;

(f) the Board failing to elect the Executive as the Chairman or failing to recommend the re-election of the Executive as a director to the shareholders of the Company; or

(g) any other action or inaction that constitutes a material breach by the Company of this Agreement.

It is understood and agreed by the parties hereto that the Executive ceasing to be the Chairman or a director of the Company as a result of the failure of the Executive to be re-elected by the shareholders of the Company shall not constitute “Good Reason.”

1.10 “Notice of Separation from Service” shall mean a notice that shall indicate the specific separation from service provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for severance of the Executive’s service with the Company under the provision so indicated.

1.11 “Option” shall mean the option to acquire ordinary shares, par value $1.00 per share, of the Company, pursuant to the Option Agreement.

1.12 “Option Agreement” shall mean the Option Agreement, by and between the Company and the Executive, dated May 28, 2013.

1.13 “Restricted Share” shall mean each ordinary share, par value $1.00 per share, of the Company, issued to the Executive under the Restricted Share Agreement.

1.14 “Restricted Share Agreement” shall mean the Restricted Share Agreement, by and between the Company and the Executive, dated May 28, 2013.

ARTICLE II.

Employment, Duties and Responsibilities

2.1 Employment. During the Term, the Company agrees to employ the Executive and the Executive hereby agrees to be employed as the Chairman and Chief Executive Officer of the Company, upon the terms and subject to the conditions contained in this Agreement. It is acknowledged and confirmed that the Executive has been appointed to the Board on the date of this Agreement.

2.2 Duties and Responsibilities. The Executive shall report exclusively to the Board and have such duties and responsibilities during the Term consistent with his position as Chairman and Chief Executive of the Company as specified by the Board. These duties and responsibilities may be modified from time to time in a manner consistent with the Executive’s position as Chairman and Chief Executive Officer. The Executive agrees to serve as a director and/or officer of any subsidiary of the Company at a level commensurate with his position as Chairman and Chief Executive Officer as may be reasonably requested by the Board.

2.3 Base of Operation. The Executive’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Pembroke, Bermuda; provided, however, that the Executive shall perform such duties and responsibilities outside of Pembroke, Bermuda as shall from time to time be reasonably necessary to fulfill his obligations hereunder. The Executive will not be required by the Company to spend more than 45 working days in any single jurisdiction (other than Bermuda) in any period of 12 months without his consent. The Company and the Executive may at any time during the Term mutually agree to change the principal base of operation for the performance of the Executive’s duties and responsibilities. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with any tax operating guidelines promulgated from time to time by the Board.

ARTICLE III.

Term

3.1 Term. The term of this Agreement shall commence as of the date of this Agreement and, unless terminated sooner as provided in Article VI, continue until the fifth anniversary of the date of this Agreement (the “Initial Term”). The Initial Term shall be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) as of each May 28th commencing May 28, 2018 (each, a “Renewal Date”) unless, with respect to any such Renewal Date, either party gives the other party hereto at least 90 days prior to the expiration of the then-applicable Term written notice of its election not to so extend the Term.

ARTICLE IV.

Compensation and Expenses

4.1 Salary, Bonuses, Incentive Awards and Benefits. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled, during the Term, to the following:

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary of $100 per annum, subject to increase from time to time as determined by the Board (“Base Salary”). The Executive’s Base Salary shall be payable in accordance with the Company’s normal payroll procedures and shall not during the Term be reduced below the annual rate payable to the Executive on the date of this Agreement.

(b) Annual Incentive Compensation. The Executive shall not be eligible for annual incentive compensation.

(c) Long-Term Incentive Compensation. The Executive shall not be eligible for long-term incentive compensation.

(d) Benefits. The Executive shall be eligible to participate in such pension, savings plan, life insurance, health insurance, disability insurance and major medical insurance benefits, and in such other employee benefit plans and programs for the benefit of the employees and officers of the Company generally, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other employees of the Company, subject to the terms and provisions of such plan or program. Health insurance cover shall be provided for the Executive’s wife and dependent children (including by adoption) in accordance with the Company’s existing health insurance plan for similarly situated executives.

(e) Equity Awards. On the date of this Agreement, the Company and the Executive shall enter into the Restricted Share Agreement and the Option Agreement.

(f) Review. With effect from the fifth anniversary of the date of this Agreement, the Base Salary, Annual Incentive Compensation, Long-Term Incentive Compensation and benefits of the Executive shall be reviewed by the Executive and the Board and may be adjusted, by agreement of the Executive and the Board, to rates and benefits commensurate for an executive of the qualification and experience of the Executive in the Business.

(g) Vacation. The Executive shall be entitled to up to 30 days of paid vacation per annum, subject to Company policy, to be taken in the Executive’s discretion, in a manner consistent with the Executive’s obligations to the Company under this Agreement.

(h) Travel Reimbursement. During the Term, the Executive shall be entitled to lease at the Company’s expense for his use in connection with business travel a private aircraft. In addition, the Company shall reimburse the Executive for the lease expense of a private aircraft for personal use by the Executive and the Executive’s wife and children (including by adoption) for up to twelve (12) round trips to and from the East Coast of the United States (including Atlanta, Georgia) and Bermuda per annum.

(i) Indemnification/Liability Insurance. The Company shall indemnify the Executive as required by the Bye-laws of the Company, and shall maintain customary insurance policies providing for indemnification of the Executive in his capacity as a director or officer of the Company and its subsidiaries and affiliates. In addition to the foregoing, the Executive and the Company agree to enter into the Indemnification Agreement attached hereto as Exhibit A concurrent with the execution and delivery of this Agreement.

4.2 Expenses; Other Benefits. During the Term, the Company shall provide the Executive with the following expense reimbursements and perquisites:

(a) Business Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time.

(b) Other Benefits. The Company may also provide for other benefits for the Executive as it determines from time to time during the Term, consistent with practices governing similarly situated senior executives of the Company.

4.3 Tax. The Company shall be responsible for and will duly and promptly report and account for all payroll taxes, if any, that are required to be paid at any time in Bermuda in respect of the salary and benefits provided to the Executive under this Agreement and in respect of the equity awards to the Executive under the Restricted Share Agreement and the Option Agreement.

ARTICLE V.

Exclusivity, Etc.

5.1 Exclusivity. During the Term, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall (subject to the final sentence of this clause) devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and affiliates and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries and affiliates. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities, provided that such memberships and activities do not interfere with the Executive’s duties hereunder, violate any of the Executives obligations under this Agreement or create a potential business or fiduciary conflict. The Company acknowledges that the Executive holds non-executive board positions with each of HSBC Bank Bermuda Ltd, HSBC Insurance (Bermuda) Limited and Masterworks Museum of Bermuda Art and agrees that the Executive may retain those positions and continue to fulfill his obligations under those positions, to the extent the fulfillment of his obligations under such positions do not unduly interfere with the performance of his duties as Chairman and Chief Executive Officer of the Company or create a potential business or fiduciary conflict.

5.2 Non-Solicitation.

(a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its divisions, subsidiaries and affiliates and that the Executive’s services will be of special, unique and extraordinary value to the Company and its divisions, subsidiaries and affiliates.

(b) Non-solicitation. The Executive further agrees that during the Term and the period from the Date of Separation from Service until the one year anniversary of the Date of Separation from Service, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its divisions, subsidiaries or affiliates.

(c) Exceptions. Nothing in this Section 5.2 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company, (ii) a stockholder of Axis Capital Holdings Limited (or any successor entity) or (iii) an owner of not more than two percent of the outstanding stock of any class of a corporation whose principal business is competitive with the Business, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation or (iv) an owner of not more than five percent of the outstanding stock of any class of any other corporation whose securities are publicly traded.

5.3 Confidential Information.

(a) General. The Executive agrees that the Executive will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any Confidential Information which he may have learned in connection with his employment hereunder.

(b) Exceptions. The Executive’s obligation under this Section 5.3 shall not apply to any information which (i) is disclosed or used during the Term by the Executive as required or appropriate in connection with his duties as an officer or director of the Company or a subsidiary or affiliate thereof, (ii) is disclosed as required by a court of law, by any governmental agency having supervisory authority over the business of the Company or any of its divisions, subsidiaries or affiliates or by any administrative or legislative body, (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information, (iii) is disclosed to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (iv) is known publicly; (v) is in the public domain or hereafter enters the public domain without the fault of the Executive; (vi) is known to the Executive prior to his receipt of such information from the Company or any of its divisions, subsidiaries or affiliates, as evidenced by written records of the Executive or (vii) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company or any of its divisions, subsidiaries or affiliates.

(c) Executive Obligations. The Executive agrees that he shall, immediately after he gains knowledge of any required disclosure of Confidential Information pursuant to clause (ii) of subsection (b) above, give the Company written notice promptly upon obtaining knowledge of the required disclosure of Confidential Information and, in any event, prior to such required disclosure of Confidential Information, and use commercially reasonable efforts to cooperate with the Company (at the Company’s sole expense) in obtaining an adequate protective order for such Confidential Information, provided that nothing shall require the Executive to breach any legal obligation of disclosure. The Executive further agrees to properly advise any recipient of Confidential Information pursuant to clause (iii) of subsection (b) above of the obligations of the Executive hereunder, to obtain the agreement of such recipient to be bound by the terms of this Section 5.3 as if a signatory to this Agreement and to be responsible for any breach by any such recipient of the terms of this Section 5.3. The Executive further agrees not to remove from the premises of the Company, or as applicable, the premises of any of its divisions, subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company, its divisions, subsidiaries or affiliates, or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any Confidential Information. On or before the Date of Separation from Service, the Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by the Executive or under the Executive’s control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such Confidential Information shall be retained by the Executive.

5.4 Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets, proprietary ideas, trademarks, trade names, Internet domain names, writings, and copyrightable works that are conceived by the Executive or developed or acquired by the Executive during the Term in connection with the Executive’s employment by the Company, the Executive’s duties to the Company and the business of the Company or any of its subsidiaries or affiliates (“Developments”); provided, that the foregoing assignment shall not apply to writings and copyrightable works of a general nature about the Executive’s experience at the Company or about the insurance industry that are created by the Executive outside of the Executive’s duties and outside of normal working hours, subject in all cases to Section 5.3. The Executive agrees to disclose fully all such Developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request and at its expense, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries in respect of the Developments.

5.5 Non-Disparagement. Each party hereto acknowledges and agrees that such party will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party and, in the case of the Company, its officers, directors, partners, employees, affiliates or agents thereof, in either a professional or personal manner.

5.6 Remedies. The Executive acknowledges that the Company’s remedy at law for a breach by him of the provisions of this Article V may be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any provision of this Article V, the Company shall be entitled to injunctive relief (without posting a bond or other security) in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, this Article V are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If, at any time of enforcement of this Article V, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable in a particular jurisdiction under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law; provided, however, that the determination of such court or arbitrator shall not affect the enforceability of this Article V in any other jurisdiction. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Article V.

5.7 Blue Pencil. If, at any time, the provisions of this Article V shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Article V shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter. The Executive and the Company agree that this Article V as amended pursuant to the immediately preceding sentence, shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

ARTICLE VI.

Separation from Service

6.1 Involuntary Separation from Service

(a) Separation from Service for Cause. The Company shall have the right to sever the Executive’s service with the Company at any time for Cause by delivery of a Notice of Separation from Service.

(b) Death. In the event the Executive dies during the Term, the Executive’s service with the Company shall automatically be severed, such separation from service to be effective on the date of the Executive’s death.

(c) Disability. In the event that the Executive suffers a Disability, the Company shall have the right to sever the Executive’s service with the Company by delivery of a Notice of Separation from Service.

(d) Separation from Service without Cause. The Company may at any time sever the Executive’s service with the Company by delivery of a Notice of Separation from Service for any reason other than Cause or the Executive’s death or Disability. If such Notice of Separation from Service is given by the Company after the fifth anniversary of this Agreement, 12 months’ notice of termination shall be given by the Company. In the event the Company elects not to renew this Agreement pursuant to Section 3.1 hereof, the Executive’s service with the Company shall be severed on such Renewal Date and the notice of non-renewal of this Agreement delivered by the Company to the Executive pursuant to Section 3.1 shall constitute delivery of a Notice of Separation from Service without Cause.

6.2 Executive Separation from Service.

(a) Separation from Service without Good Reason. The Executive may terminate his employment at any time without Good Reason by delivery of a Notice of Separation from Service to the Company. In the event the Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, the Executive’s service with the Company shall be severed on such Renewal Date and the notice of non-renewal of this Agreement delivered by the Executive to the Company pursuant to Section 3.1 shall constitute delivery of a Notice of Separation from Service without Good Reason.

(b) Separation from Service with Good Reason. The Executive may terminate his employment for Good Reason only by delivery of Notice of Separation from Service to the Company within 60 calendar days of the later of Executive first becoming aware of the circumstances giving rise to the Executive’s right to terminate his employment for Good Reason and termination of any negotiation between the Company and the Executive to remedy the event in question.

6.3 Notice of Separation from Service. Any purported separation of the Executive’s service with the Company (other than separation from service pursuant to Section 6.1(b) or the second sentence of Section 6.1(d) hereof) shall be communicated by written Notice of Separation from Service to the other party hereto delivered in accordance with Section 7.3 hereof.

6.4 Effect of Separation from Service. In the event of any severance of the Executive’s service with the Company during the Term, the Company shall pay to or provide the Executive with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(iii) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures; and

(iv) Any other benefits available due to the Executive under the terms of this Agreement or to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

6.5 Restricted Shares and Option. The Executive’s rights with respect to his Restricted Shares and Option upon any separation from service with the Company shall be governed exclusively by the terms and conditions of the Restricted Share Agreement and Option Agreement.

6.6 Executive Release. The execution by the Executive of the Executive Release attached hereto as Exhibit B shall be a condition precedent to the delivery to the Executive by the Company of any post-employment release of restrictions or vesting of the Restricted Shares or the Option (except in the case of the Executive’s death) under the terms of the Restricted Share Agreement and the Option Agreement. In addition, the Executive agrees that, upon a termination of employment prior to the end of the Initial Term, a portion of the value delivered by the Company to the Executive under the Restricted Share Agreement and the Option Agreement upon a termination of the Executive’s employment shall be deemed severance pay in lieu of any notice required under applicable law and that the Company shall have no other liability to the Executive in respect of the termination of this Agreement.

6.7 Resignations. The resignation by the Executive from all director and officer positions held by the Executive with the Company and any subsidiary or affiliate of the Company shall be a condition precedent to the delivery to the Executive by the Company of any post-employment payment or benefit under this Agreement, the Restricted Share Agreement or the Option Agreement (other than in connection with a separation of the Executive’s service with the Company as a result of the Executive’s death).

6.8 Other Compensation and Benefits. Except as specified in Sections 6.4 and 6.5, the Executive shall not be entitled to any compensation, benefits or other payments or distributions under the terms of this Agreement after the Date of Separation from Service.

6.9 Obligations of the Executive. The Executive shall have no obligations to the Company under this Agreement after the Date of Separation from Service, other than as provided in Section 6.10, and except and to the extent Sections 5.2, 5.3, 5.4 or 5.5 shall apply.

6.10 Post-Separation from Service Cooperation. Following any separation of the Executive’s service with the Company for any reason, the Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its divisions, subsidiaries or affiliates. For each business day, or part thereof, that the Executive provides assistance as contemplated under this Section 6.10, the Company shall pay the Executive an amount equal to $2,500. In addition, upon presentment of satisfactory written documentation, the Company will reimburse the Executive for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance.

ARTICLE VII.

Miscellaneous

7.1 Life Insurance. The Executive agrees that the Company or any of its divisions, subsidiaries or affiliates may at its own cost apply for and secure and own insurance on the Executive’s life (in amounts determined by the Company) for the benefit of the Company. The Executive agrees to cooperate fully in the application for and securing of such insurance, including the submission by the Executive to such physical and other examinations, and the answering of such questions and furnishing of such information by the Executive, as may be required by the carrier(s) of such insurance. Subject to Section 4.1, neither the Company nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of the Executive.

7.2 Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, including, any corporation or person with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. No party may otherwise assign or transfer any of its rights or obligations under this Agreement.

7.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 7.3) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 7.3), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 7.3:

If to the Company, to:

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: General Counsel

Facsimile: (441) 278-0401

If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company.

7.4 Entire Agreement: This Agreement, the Option Agreement, the Restricted Share Agreement, the Indemnification Agreement, dated May 28, 2013, between the Company and the Executive, the Share Purchase Agreement, dated May 28, 2013, between the Company and Dragon Global Holdings Ltd., and the Shareholder Agreement, dated May 28, 2013, among the Company, the Executive and Dragon Global Holdings Ltd., together contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the Executive’s employment with the Company.

7.5 Amendment and Waiver. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

7.6 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.7 Arbitration. Except as otherwise set forth in Section 5.6 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in

Hamilton, Bermuda administered in accordance with the Arbitration Act 1986, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

7.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of Bermuda, without regard to principles of conflict of laws.

7.9 No Mitigation; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise, and payments under this Agreement shall not be subject to offset in respect of any claims which the Company may have against the Executive.

7.10 Attorneys’ Fees. Each party to this Agreement will bear its own expenses in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement.

7.11 Termination; Survivorship. This Agreement shall terminate upon the Executive’s separation from service with the Company, except that the respective rights and obligations of the parties under this Agreement as set forth herein shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

7.12 Severability. Other than Article V, to which Section 5.7 shall apply, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.13 Other Agreements. Subject to the second sentence of this Section, the Executive represents and warrants to the Company that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

The Executive represents that he has provided the Company with copies of any and all continuing covenants between the Executive and the Executive’s prior employers relating to the Executive’s conduct in connection with or following termination of the Executive’s employment with such employer. The Company acknowledges that it is entering into this Agreement with knowledge of the terms of the Executive’s former employment with Axis Specialty Limited (including the non-competition terms) that have been disclosed (but not any terms not so disclosed) by the Executive to the Company.

7.15 Company Obligations. The payment obligations of the Company under this Agreement may be satisfied by any subsidiary or affiliate of the Company for which the Executive provides services.

7.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel

/s/ John R. Charman
John R. Charman